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                                                                     EXHIBIT 4.1

                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                        RIGHTS OF SERIES A 8% CONVERTIBLE
                                 PREFERRED STOCK

                                       of

                                LENDINGTREE, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

         I, the undersigned, Douglas R. Lebda, Chief Executive Officer and President of LendingTree, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware thereof, do hereby make this Certificate of Designations and DO HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), said Board of Directors on March 5, 2001, adopted the following resolution providing for certain designations, preferences and rights of 6,885,715 shares of Series A 8% Convertible Preferred Stock, par value $0.01 per share:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

                           1. Designation and Amount. The shares of such series
                  shall be designated as "Series A 8% Convertible Preferred Stock" (the "Series A Preferred Stock") and the authorized number of shares constituting such series shall be 6,885,715. The initial stated value is $3.50 per share of Series A Preferred Stock (the "Initial Stated Value").

                           2. Priority. The Series A Preferred Stock shall, with
                  respect to dividend rights and rights upon any Liquidation Event (as defined below), whether now or hereafter issued, rank senior to any class of common stock, par value $0.01 per share, of the Corporation (the "Common Stock") and senior to any other class or series of capital stock or preferred stock already established or established hereafter by the Board of Directors (collectively, "Junior Securities"), the terms of which shall specifically provide that such series shall rank junior to the Series A Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution.

                           3. Dividends and Distributions.

                  a The holders of the Series A Preferred Stock shall be entitled to receive dividends on the Series A Preferred Stock equal to eight percent (8.00%) per annum (or such rate as is then applicable pursuant to Section 5(b) or Section 6(a)) of the Stated Value Per Share (as defined below) payable at the Corporation's option (i) in cash out of funds legally available therefore on each Quarterly Dividend Payment Date (as defined below) or (ii) by an upward adjustment (each an "Adjustment," collectively, the "Adjustments") to the Stated Value Per Share on each then applicable Quarterly Dividend Payment Date. The Initial Stated Value per share as cumulatively adjusted from time to time by accumulated dividends or otherwise contemplated herein, shall be referred to as the "Stated Value Per Share." The Corporation shall provide written notice on the Quarterly Dividend Record Date (as defined below) if, and only if, the Corporation elects to pay the dividend in cash on any given Quarterly Dividend Payment Date; provided, however, if the Corporation elects to pay the dividend in cash and such payment has not been credited to the account of the record holder by wire transfer (pursuant to prior written instructions furnished to the Corporation) within five (5) business days after the applicable Quarterly Dividend Payment Date or the Corporation fails to give notice on or before the Quarterly

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         Dividend Record Date of its election to pay the dividend in cash, the
         Corporation shall be deemed to have elected to pay the dividend as an adjustment to the Stated Value Per Share in accordance with subclause
         (ii) above, and shall take all appropriate action to pay such dividend in accordance with subclause (ii).

                  b Dividends on the Series A Preferred Stock shall be cumulative and shall accrue daily, whether or not funds are legally available therefor and whether or not declared by the Board of Directors, from the first date on which any shares of Series A Preferred Stock are issued (the "Issue Date"). Dividends on the Series A Preferred Stock shall be payable on March 31, June 30, September 30 and December 31 of each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on June 30, 2001 (the "Initial Quarterly Dividend Payment") (and in the case of any accrued but unpaid dividends, except as otherwise provided herein, at such additional times and for such interim periods as may be determined by the Board of Directors) to the holders of record as they appear on the stock books of the transfer agent for the Corporation (the "Transfer Agent") on such record dates, which shall be ten (10) business days preceding each Quarterly Dividend Payment Date (each such date being referred to herein as a "Quarterly Dividend Record Date"). The amount of dividends payable per share of Series A Preferred Stock for each quarterly dividend period shall be computed by multiplying the then applicable Stated Value Per Share by the annual dividend amount of eight percent (8.00%) (or such rate as is then applicable pursuant to Section 5(b) or Section 6(a)) per share of Series A Preferred Stock, divided by four. The amount of dividends payable for the initial dividend period and dividends payable for any other period that is shorter or longer than a full quarterly dividend period shall be com-putted on the basis of a 360-day year consisting of twelve 30-day months. Holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends, whether payable in cash or otherwise, which are in excess of the cumulative dividends provided for herein. Accrued but unpaid dividends shall not bear interest.

                  c Except as otherwise set forth in this Section (c), so long as any shares of the Series A Preferred Stock are outstanding, no dividends (other than those paid in Junior Securities) shall be paid or declared and set apart for payment and no other distribution shall be made upon the Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Securities) by the Corporation (except by conversion into or exchange for Junior Securities) unless, in each case, such action was approved in advance pursuant to clause (iv) of Section 9 and all accumulated and unpaid dividends (whether or not declared) on all outstanding shares of the Series A Pre-furred Stock shall have been paid, including for the entire period in which such dividend or distribution occurs, and a sufficient number of shares of Common Stock shall have been set apart for the conversion of the Series A Preferred Stock, including as a result of any anti-dilution adjustment resulting from any such dividend or distribution.

                  d For purposes of the Series A Preferred Stock, the amount of dividends which "accrue" on any share of Series A Preferred Stock as of any date shall be calculated as the amount of any unpaid dividends accrued thereon to and including the immediately preceding Quarterly Dividend Payment Date, plus an amount calculated on the basis of the annual dividend rate fixed for the shares of Series A Preferred Stock for the period after such immediately preceding Quarterly Dividend Payment Date to and including the date as of which the calculation is made.

                           4. Liquidation Preference.

                  a In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (any such event, including the events described in subsection 4(c) below, a "Liquidation Event"), the holders of Series A Preferred Stock shall be entitled to receive for each outstanding share of Series A Preferred Stock, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Junior Securities by reason of their ownership thereof, an amount per share equal to the Liquidation Preference (as defined in Section 4(d)). If upon the occurrence of any Liquidation Event, the assets and funds distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive and no liquidation payments shall be made to the holders of Junior Securities.

                  b After all of the distributions described in subsection (a) above have been paid, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

                  c At the option of each holder of shares of Series A Preferred Stock then outstanding, (i) the sale, conveyance or disposition in one or a series of transactions of all or substantially all of the assets of the Corporation or any of its significant subsidiaries (as determined by under Rule 1-02(w) of Regulation S-X under the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"), as each may

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         be amended or any successor act thereto), or any transaction that is subject to Rule 13e-3 of the Exchange Act, (ii) the consummation of a transaction by which any Person or Group (as each is defined below), other than a Permitted Holder (as defined below), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the securities issued by the Corporation having the power to vote (measured by voting power rather than number of shares) in the election of directors (the "Voting Stock") of the Corporation, (iii) during any period of two consecutive years, the Continuing Directors (as defined below) cease for any reason to constitute a majority of the Board of Directors of the Corporation, or (iv) the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons (other than (a) a consolidation, merger or other business combination in which holders of the Corporation's Voting Stock immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the same relative percentage of the Voting Stock as before any such transaction and the Voting Stock of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, including pursuant to a holding company merger effected under Section 251(g) of the Delaware General Corporation Law or any successor provision, or (b) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation), any of such events referred to in (i) through (iv) above, a "Change of Control Event", the shares of Series A Preferred Stock held by such holder shall be either:
         (x) treated as a Liquidation Event pursuant to which the Corporation shall be required to distribute upon consummation of and as a condition to such transaction an amount equal to the greater of (1) the Liquidation Preference or (2) the consideration which would have been payable if such shares of Series A Preferred Stock were converted into shares of Common Stock immediately prior to the consummation of such transaction (whether or not such shares of Series A Preferred Stock were or are convertible as of such date), (y) treated pursuant to
         Section 6(c)(v) hereof, or (z) sold pursuant to Section 5(b) hereof. "Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust or other entity or organization. "Group" shall be a group of Persons with the meaning thereof under Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder. "Continuing Directors" shall mean individuals who at the beginning of the period of determination constituted the Board of Directors, together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of a majority of the Board of Directors then still in office who were either directors at the beginning of such period. "Permitted Holder" shall mean any of Capital Z Financial Services Fund II, L.P., Capital Z Financial Services Private Fund II, L.P., Capital Z Management LLC, Specialty Finance Partners, and any of their partners, affiliates or successors. Any amount payable pursuant to this section 4(c) shall be payable in cash, securities or other assets in the same proportion as such cash, securities or other assets constitute consideration payable to the holders of the Common Stock in such transaction.

                  d For purposes hereof, the "Liquidation Preference" with respect to a share of Series A Preferred Stock shall mean, from time to time, an amount equal to the product of (a) 1.05, multiplied by (b) the then applicable "Current Value Per Share", which shall equal the sum of
         (i) the then applicable Stated Value Per Share, plus (ii) accrued but unpaid dividends, whether or not declared by the Corporation's Board of Directors, with respect to which no Adjust-mint has been made.

                           5. Redemption. The Series A Preferred Stock shall be
                  redeemable as follows:

                  a Optional Redemption.

                           i Timing and Amount. The shares of Series A Preferred
                  Stock will be redeemable for cash commencing on and after March 31, 2004, at the option of the Corporation, subject to the notice provisions described below, in whole or in part, at any time or from time to time out of funds legally available therefore, at a price per share of Series A Preferred Stock on the day of redemption equal to the product of (a) the Applicable Percentage (as defined below), multiplied by (b) the then Current Value Per Share (the "Redemption Price"). The "Applicable Percentage" shall initially be 120% and shall decline to 105% on a quarterly basis over the two year period ending March 31, 2006, as follows:

                           Period                          Applicable Percentage
                           ------                          ---------------------
         March 20, 2004 through June 30, 2004                       118.333%
         July 1, 2004 through September 30, 2004                    116.666%
         October 1, 2004 through December 31, 2004                  115.000%
         January 1, 2005 through March 31, 2005                     113.333%
         April 1, 2005 through June 30, 2005                        111.666%
         July 1, 2005 through September 30, 2005                    110.000%
         October 1, 2005 through December 31, 2005                  108.333%
         January 1, 2006 through March 20, 2006                     106.666%
         On and after March 21, 2006                                105.000%

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                           ii Partial Redemption. If fewer than all the
                  outstanding shares of Series A Preferred Stock are to be redeemed pursuant to the first paragraph of this Section 5, the shares to be redeemed shall be redeemed pro rata from the holders of Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock held by such holders (with fractional shares being rounded to the nearest whole share; it being understood that one-half or greater of a share being rounded upward). If fewer than all the shares of Series A Preferred Stock represented by any certificates are redeemed, a new certificate shall be issued representing the unredeemed shares without any cost to the holder thereof.

                           iii Notice of Redemption. In the event the
                  Corps-ration shall exercise its option to redeem shares of Series A Preferred Stock pursuant to this Section 5(a) or shall be obligated to redeem shares of Series A Preferred Stock pursuant to Section 5(d), notice of such redemption shall be given by courier or first class mail, postage prepaid, at least 30 but no more than 60 days prior to the redemption date, to each holder's address as the same appears on the stock records of the Corporation. Each such notice shall state: (1) the redemption date, (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (3) the Redemption Price, (4) the place or places where certify Cates for such shares are to be surrendered for payment of the Redemption Price, (5) that dividends on the shares to be redeemed shall cease to accrue on such redemption date and (6) that the Series A Preferred Stock will remain convertible into shares of Common Stock at any time and from time to time prior to the redemption date and the then applicable number of shares of Common Stock into which the Series A Preferred Stock are convertible. Notice having been mailed as aforesaid, on and after the redemption date, provided that the Redemption Price has been duly paid, (I) dividends shall cease to accrue on the Series A Preferred Stock so called for redemption, (ii) such shares of Series A Preferred Stock so called for redemption shall no longer be deemed to be outstanding, and
                  (iii) all rights of the holders of such shares of Series A Preferred Stock so called for redemption shall cease except the right to receive the Redemption Price, upon surrender of the certificates evidencing such shares.

                  b Redemption Upon a Change of Control Event.

                           i Timing and Amount. In the event there occurs a
                  Change of Control Event in which all or a portion of the consideration payable to the holders of the Corporation's Common Stock is other than cash and any holder of shares of outstanding Series A Preferred Stock has not already elected to treat its shares of Series A Preferred Stock otherwise pursuant to Section 4(c), the Corporation or its successor (or its ultimate parent, in either case, the "Successor") shall offer to purchase from each holder all of the Series A Preferred Stock held by such holder for an amount in cash equal to the then current Liquidation Preference of the shares of Series A Preferred Stock held by the holder (the "Change of Control Redemption Price"), by delivery of a notice of such offer (a "Change of Control Redemption Offer") within five business days following the Change of Control Event. Upon a Change of Control Event, each holder of Series A Preferred Stock shall have the right (but not the obligation) to require the Corporation or its Successor to purchase any or all of the Series A Preferred Stock held by such holder for an amount in cash equal to the Change of Control Redemption Price; it being understood that, as a condition to the consummation of any such Change of Control Event, the Corporation and any Successor shall have agreed to satisfy the obligations to the holders of Series A Preferred Stock under this Section 5(b). Each holder of Series A Preferred Stock shall also be permitted, until the fifth business day following a Change of Control Event, to convey all, and not less than all, of the shares of Series A Preferred Stock held by such holder to the Corporation or its Successor. In the event that any holder does not elect to convert or redeem such holder's shares of Series A Preferred Stock pursuant to the foregoing sentence, such holder shall retain any rights it has hereunder with respect to such Change of Control Event, including to convert or redeem its shares of Series A Preferred Stock in connection with any subsequent Change of Control Event.

                           ii Notice of Change of Control Event. Within five
                  business days following a Change of Control Event, the Corporation or its Successor shall give notice by mail to each holder of Series A Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation, of such Change of Control Event, which notice shall set forth each holder's right to require the Corporation to redeem all, but not less than all, shares of Series A Preferred Stock held by it, the redemption date (which date shall be no more than 30 business days following the date of such mailed notice), and the procedures to be followed by such holder in exercising its right to cause such redemption. In the event a record holder of shares of Series A Preferred Stock shall elect to require the Corporation or its Successor to redeem all such shares of Series A Preferred Stock pursuant to Section 5(b)(i), such holder shall deliver within 20 business days of the mailing to it of the Corporation's notice described in this Section 5(b)(ii), a written notice to the Corporation or its Successor so stating, specifying the number of shares to be redeemed pursuant to Section 5(b)(i). The Corporation or its Successor shall, in accordance

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                  with the terms hereof, redeem the number of shares so
                  specified on the date fixed for redemption. Failure of the Corporation to give any notice required by this Section 5(b)(ii), or the formal insufficiency of any such notice, shall not prejudice the rights of any holders of shares of Series A Preferred Stock to cause the Corporation or its Successor to redeem all such shares held by them. Notwithstanding the foregoing, the Board of Directors of the Corporation may modify any offer pursuant to this Section 5(b)(ii) to the extent necessary to comply with any applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Section 14(e) and Rule 14e-1 thereof, but no such provisions or modifications shall in any way negate the obligation of the Corporation or its Successor to purchase shares of Series A Preferred Stock under this Section 5(b).

         If the Corporation shall fail to comply with any of the provisions of this Section 5 (other than the timely giving of a notice pursuant to Section 5(b)(ii)), then in any such event, the Dividend Rate shall be increased by an amount equal to the Default Rate (as defined below) during the period in which such failure shall be continuing.

                  c Mandatory Redemption. To the extent permitted by law, as a mandatory redemption for retirement of the shares of Series A Preferred Stock, the Corporation shall redeem, out of funds legally available therefore (as such shares remain outstanding) on the fifth anniversary of the Issue Date (the "Mandatory Redemption Date") for cash at a price per share of Series A Preferred Stock equal to the product of (a) 105%, multiplied by (b) the then Current Value Per Share, all remaining shares of Series A Preferred Stock then outstanding, provided, that shares of Series A Preferred Stock shall remain convertible into Common Stock up to and including the redemption date. If the Corporation shall fail to discharge its obligation to redeem all of the outstanding shares of Series A Preferred Stock required to be redeemed pursuant to this Section 5(c) (the "Mandatory Redemption Obligation"), the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation. If and so long as the Mandatory Redemption Obligation shall not be fully discharged, (i) dividends on the Series A Preferred Stock shall continue to accrue and be added to the Stated Value Per Share at the rate of fifteen percent (15.00%) per annum (the "Default Rate") of the then Current Value per Share until such Mandatory Redemption Obligation is fully discharged, and (ii) the Corporation shall not declare or pay any dividend or make any distribution on, nor may it redeem, repurchase or otherwise acquire or discharge any redemption, sinking fund or other similar obligation in respect of any of, its securities.

                  d Deposit. At any time after a notice of redemption shall have been mailed and, if applicable, as a condition to, and concurrently with, the consummation of the Change of Control Event to which such notice relates, the Corporation or its Successor shall deposit for the benefit of the holders of the Series A Preferred Stock called for redemption or that may be repurchased in connection with the redemption or repurchase event described in this Section 5 to which such notice relates, the funds necessary for such redemption or repurchase with a bank or trust company doing business in the Borough of Manhattan, the City of New York, and having a capital and surplus of at least $1,000,000,000. Any interest allowed on moneys so deposited shall be paid to the Corporation. Upon the deposit of such funds or, if no such deposit is made, upon the date fixed for redemption (unless the Corporation shall default in making payment of the appropriate redemption amount), whether or not certificates for shares so called for redemption have been surrendered for cancellation, the shares of Series A Preferred Stock to be redeemed shall be deemed to be no longer outstanding and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto, except for the rights to receive the amount payable upon redemption, but without interest, and, up to the close of business on the date immediately preceding the date fixed for such redemption, the right to convert such shares pursuant to Section 6 hereof. Such deposit in trust shall be irrevocable except that any funds deposited by the Corporation which shall not be required for the redemption for which they were deposited because of the exercise of conversion rights shall be returned to the Corporation forthwith, and any funds deposited by the Corporation which are unclaimed at the end of one year from the date fixed for such redemption shall be paid over to the Corporation upon its request, and upon such repayment the holders of the shares of Series A Preferred Stock so called for redemption shall look only to the Corporation or its Successor for payment of the appropriate amount. Any such unclaimed amounts paid over to the Corporation shall, for a period of six years from the date fixed for such redemption, be set apart and held by the corporation in trust for the benefit of the holders of such shares of Series A Preferred Stock, but no such holder shall be entitled to interest thereon. At the expiration of such six-year period, all right, title, interest and claim of such holders in or to such unclaimed amounts shall be extinguished, terminated and discharged, and such unclaimed amounts shall become part of the general funds of the Corporation free of any claim of such holders.

                           6. Conversion. The Series A Preferred Stock shall be
                  convertible into Common Stock as follows:

                  a Optional Conversion. Each share of Series A Preferred Stock shall be convertible commencing on and after the "Initial Conversion Date" which shall be the date on which the Corporation's stockholders have approved the conversion provisions of this Section 6(a) and the issuance of Common Stock hereunder. If the Initial Conversion Date has not occurred by June 23, 2001, dividends on the Series A Preferred Stock shall continue to accrue

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         and be added to the Stated Value Per Share at the rate of twelve percent (12.00%) per annum of the then Current Value Per Share until such Initial Conversion Date. Within three (3) business days of the Initial Conversion Date, the Corporation shall provide written notice to the holders of record of the Series A Preferred Stock that such Initial Conversion Date has occurred. After the Initial Conversion Date, each share of Series A Preferred Stock is convertible at the option of the holder thereof, at any time and from time to time, into the number of fully paid and non-assessable shares of Common Stock of the Corporation as is determined by dividing (a) the Current Value Per Share by (b) the Conversion Price (as hereinafter defined) in effect at the time of conversion (such conversion, an "Optional Conversion").

                  b Conversion Price. The conversion price (the "Conversion Price") shall initially be $3.50, subject to adjustment from time to time in accordance with Section 6(c).

                  c Adjustments to the Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

                           i Adjustment Upon Dilutive Financing. If (a) the
                  Corporation shall, at any time, issue any (x) shares of Common Stock, or (y) options or warrants to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exercisable or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible, exercisable or exchangeable securities (any of the foregoing referred to in this clause (y), "Common Stock Equivalents") (other than, in each case, Excluded Securities (as defined below) or an issuance for which the adjustment provided for in subsections 6(c)(iii), (iv), or (v) applies), and (b) the Corporation has not reported in its financial statements in any quarterly or annual report on Form 10-Q or Form 10-K filed pursuant to its reporting obligations under the Exchange Act positive Cash Flow (as defined in Section 6(e) below) for any two consecutive fiscal quarters (assuming a calendar year fiscal year) prior to such issuance, then a "Potentially Dilutive Financing" shall have occurred and the Conversion Price may be adjusted pursuant to this Section 6(c)(i) as follows:

                           1 If the aggregate consideration received or deemed
                  received by the Corporation (as calculated in accordance with Section (6)(c)(ii) below, the "Proceeds") in respect of the Potentially Dilutive Financing, together with the Proceeds received or deemed received by the Corporation in respect of any such prior Potentially Dilutive Financing(s) (collectively, the "Dilutive Transactions"), is less than or equal to $5,000,000, no adjustment to the Conversion Price shall be made pursuant to this subsection 6(c)(i).

                           2 If the Proceeds from the Dilutive Transactions
                  equal or exceed $5,000,000, but are less than or equal to $10,000,000, the then applicable Conversion Price shall be reduced (but not increased) to the greater of (x) the Minimum Conversion Price (as defined in Section 6(e) below) or (y) the net volume-weighted average purchase price per share (as calculated in accordance with Section 6(c)(ii)(D)) of the Common Stock and/or Common Stock Equivalents issued in the Dilutive Transactions (excluding from the calculation of (y) any shares issued as a result of the exercise of any preemptive rights under Section 10 hereof).

                           3 If the Proceeds from the Dilutive Transactions
                  exceed $10,000,000, the then applicable Conversion Price shall be adjusted (either reduced or increased) to the greater of
                  (x) the Minimum Conversion Price or (y) the net volume-weighted average purchase price per share (as calculated in accordance with Section 6(c)(ii)(D)) (excluding from the calculation of (y) any shares issued as a result of the exercise of any preemptive rights under Section 10 hereof) of the Common Stock and/or Common Stock Equivalents issued in any Dilutive Transaction or series of Dilutive Transactions with Proceeds equal to any $10,000,000 that would yield the lowest net volume-weighted average purchase price per share; provided, however, that if the result of this clause (y) shall result in the Conversion Price being adjusted to a price per share in excess of the Maximum Conversion Price (as defined in Section 6(e) below), the result of this clause (y) shall equal the Maximum Conversion Price.

                  An example of the application of the above provisions in three successive transactions is as follows:

                  Assume in "Transaction 1" the Corporation issues 2 million shares of Common Stock for 3.00 per share or total consideration of $6 million, in "Transaction 2" the Corporation issues 1 million shares of Common Stock for $1.85 per share or total consideration of $1,850,000 and in "Transaction 3" the Corporation issues 1 million shares of Common Stock for $5.00 per share or total consideration of $5 million. Further assume that none of such shares were Excluded Securities. The Conversion Price would be adjusted to (i) $3.00 after Transaction 1 (pursuant to (B) above), (ii) $2.62 after Transaction 2 (pursuant to (B) above), and (iii) $2.92 after Transaction 3 (pursuant to (C) above).

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
                           ii Adjustment Calculation Provisions. For the
                  purposes of calculating any adjustment of a Conversion Price pursuant to paragraph (i) above, the following provisions shall be applicable:

                           1 In the case of the issuance of Common Stock and/or
                  Common Stock Equivalents for cash in a public offering or private placement, the consideration to be included in the definition of "Proceeds" above shall be deemed to be the amount of cash paid therefore before deduct-in therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

                           2 In the case of the issuance of Common Stock and/or
                  Common Stock Equivalents for a consideration in whole or in part other than cash, the consideration other than cash to be included in the definition of "Proceeds" above, shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Corpora-ton and consistent with amounts contained in its audited financial statements or as verified by an independent valuation expert.

                           3 In the case of the issuance of options or war-rants
                  to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exercisable or exchangeable for Common Stock, or options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities:

                                    a The aggregate maximum number of shares of
                           Common Stock deliverable upon exercise of such convertible or exchangeable securities shall be deemed to have been issued and outstanding at the time such convertible or exchangeable securities were issued and for a consideration, which shall be included in the definition of "Proceeds" above, equal to the consideration (determined in the manner provided in paragraphs (A) and (B) above), if any, received by the Corporation upon the issuance of such convertible or exchangeable securities plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in paragraphs
                           (A) or (B) above);

                                    b the aggregate maximum number of shares of
                           Common Stock deliverable upon exercise of such options, warrants or rights shall be deemed to have been issued and outstanding as of the record date fixed by the Corporation for the issuance of such options, warrants or rights and for a consideration, which shall be included in the definition of "Proceeds" above, equal to the consideration (determined in the manner provided in paragraphs (A) and (B) above), if any received by the Corporation upon the issuance of such options, warrants or rights, plus the consideration, if any, to be received by the Corporation upon the exercise of such options, warrants or rights (determined in the manner provided in paragraphs (A) and (B) above);

                                    c on any change in the number of shares of
                           Common Stock deliverable upon exercise of any such options, warrants or rights or conversions of or exchanges for such securities (including, as a result of any amendment to the conversion or exercise price), other than a change resulting from the anti-dilution provisions thereof, the applicable Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment been made upon the original issuance of such options, warrants or rights or such convertible or exchangeable securities which were not exercised or converted prior to such adjustment; and

                                    d no further adjustment of the Conversion
                           Price adjusted upon the issuance of any such options, warrants or rights or such convertible or exchangeable securities shall be made as a result of the actual issuance of Common Stock on the exercise of any such rights, warrants or options or any conversion or exchange of any such securities.

                  (D) (1) In calculating the "net volume-weighted average purchase price per share," but only for such specific purpose, discounts, commissions or placement fees, along with any legal fees payable by the Corporation to counsel for the investors in such transaction, underwriters or placement agents in such transaction shall be deducted from the aggregate Proceeds received by the Corporation in such transaction.

                           (2) For purposes of Section 6(c)(i)(B),
                  volume-weighted average purchase price per share shall be equal to the quotient of the Proceeds (subject to Section 6(c)(ii)(D)(1)) from the Dilutive Transactions for which the determination is being made divided by the number of shares of Common Stock issued or issuable (also assuming the conversion or exercise of all Common Stock

                  Equivalents) in connection with such Dilutive Transactions. For purposes of Section 6(c)(i)(C), volume-weighted average purchase price shall be equal to the quotient of $10,000,000 (subject to Section 6(c)(ii)(D)(1)) divided by the number of shares of Common Stock issued or issuable (also assuming the conversion or exercise of all Common Stock Equivalents) in connection with all of the Dilutive Transactions (which may include any portion of a Dilutive Transaction) used in calculating the $10,000,000 of Proceeds.

                           iii Adjustment Upon Stock Dividends, Subdivisions or
                  Splits. If, at any time, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares.

                           iv Adjustment Upon Combinations. If, at any time, the
                  number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                           v Adjustment Upon Reclassifications, Reorganizations,
                  Consolidations or Mergers. If, at any time when Series A Preferred Stock is issued and outstanding, there shall be any merger, consolidation, share exchange, recapitalization, reorganization, business combination, or other similar event or other Change of Control Event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Corporation or another Person, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation (other than an event that is treated as a Liquidation Event under Section 4 hereof) (each a "Change of Control Transaction"), then, subject to the rights of a holder of Series A Preferred Stock under Section 4 and under
                  Section 5(b) hereof, the holders of any Series A Preferred Stock shall thereafter have the right to receive upon conversion of the Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities, cash or other assets which the holders of Series A Preferred Stock would have been entitled to receive in such transaction had the Series A Preferred Stock been converted in full immediately prior to such transaction (without regard to any limitations on conversion contained herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the applicable Conversion Price and of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion of the Series A Preferred Stock. The Corporation shall not effect any transaction described in this subsection
                  (v) unless (a) it first gives ten (10) business days prior written notice of the record date of the special meeting of stockholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, share exchange, recapitalization, reorganization, business combination or other similar event or other Change of Control Event (during which time the holders of Series A Preferred Stock shall be entitled to convert the Series A Preferred Stock) and (b) the resulting ultimate Successor or acquiring Person (if not the Corporation) and, if an entity different from the Successor or acquiring entity, the entity whose capital stock or assets the holders of the Common Stock are entitled to receive as a result of such Change of Control Transaction, assumes by written instrument the obligations of this Certificate of Designation including this subsection (v). The above provisions shall similarly apply to successive mergers, consolidations, share exchanges, recapitalizations, reorganizations, business combinations or other similar events or sales of assets.

                           vi Deferral in Certain Circumstances. In any case in
                  which the provisions of this Section 6(c) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event and issuing to such holder only the shares of capital stock issuable upon such conversion before giving effect to such adjustments; provided, however, that the Corporation shall deliver to such holder an appropriate instrument or due bills evidencing such holder's right to receive such additional shares.

                           vii Exceptions. Section 6(c) shall not apply to (1)
                  any issuance of securities by the Corporation to employees, officers, consultants or directors pursuant to the Corporation's employee benefit plans in the ordinary course of business, (2) any issuance of securities by the Corporation pursuant to the conversion or exercise of any securities of the Corporation issued and outstanding on or as of March 20, 2001, including the Series A Preferred Stock, (3) any issuance of securities by the Corporation pursuant to anti-dilution conversion or exercise price adjustments pursuant to this Certificate, (4) any issuance of securities pursuant to the terms of the revolving credit facilities and ancillary transaction documents with Federal Home Loan Mortgage Corporation and The Union Labor Life Insurance Corporation (together, the "Credit Facilities"), executed on or prior to the Issue Date (not including any securities issued as a result of any amendment to any such document after the date hereof), (5) any issuance of securities by the Corporation to business partners, in transactions approved by the Board of Directors of the Corporation, the principal objective of which is other than raising capital, and (6) any issuance of Series A Preferred Stock at the Class 2 Closing (as such term is defined in the Series A 8% Convertible Preferred Stock Purchase Agreement, dated as of March 7, 2001) (collectively, the "Excluded Securities").

                           viii Notice of Adjustment of Conversion Price.
                  Whenever the Conversion Price is adjusted as herein provided:
                  (1) the Corporation shall compute the adjusted Conversion Price in accordance with this Section 6(c) and shall prepare a certificate signed by the Treasurer or Chief Financial Officer of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at each office or agency maintained for such purpose of conversion of shares of Series A Preferred Stock; and (2) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall forthwith be prepared by the Corporation, and as soon as practicable after it is prepared, such notice shall be mailed by the Corporation at its expense to all holders of the Series A Preferred Stock at their last addresses as they shall appear in the stock register.

                  (d) Conversion Mechanics. (i) At the time of any conversion of Series A Preferred Stock into Common Stock, each Series A Preferred Stock shall be converted on the Conversion Date (as defined below) to that number of shares of Common Stock determined by dividing the Current Value Per Share by the Conversion Price, as in effect at the time of conversion.

                           (ii) In order for a holder of Series A Preferred
                  Stock to receive shares of Common Stock for the conversion of Series A Preferred Stock, such holder shall surrender the certificate or certificates representing such shares of Series A Preferred Stock at the office of the transfer agent for the Series A Preferred Stock, together with a written notice. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued and, shall state the number of shares of the Series A Preferred Stock represented by such certificate or certificates that are to be converted. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or its attorney duly authorized in writing. The "Conversion Date" shall be the date of receipt of such certificates and notice by the transfer agent. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver to such holder, or to its nominee, at such holder's address as shown in the records of the Corporation, a certificate or certificates for the number of shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, rounded to the nearest share (with one-half or greater being rounded upward). If less than all of the shares of Series A Preferred Stock represented by a stock certificate are converted into shares of Common Stock, the Corporation shall issue a new stock certificate in the amount of the shares not so converted.

                           (iii) No fractional shares of Common Stock shall be
                  issued upon conversion of shares of Series A Preferred Stock and any fractional share to which the holder would otherwise be entitled shall be rounded to the nearest whole number (with one-half or greater being rounded upward).

                           (iv) All shares of Series A Preferred Stock which
                  shall have been surrendered for conversion shall no longer be deemed to be outstanding, and all rights with respect to such shares shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefore and the payment of any declared and unpaid dividends thereon. On the Conversion Date, the shares of Common Stock issuable upon such conversion shall be deemed to be outstanding, and the holder thereof shall be entitled to exercise and enjoy all rights with respect to such shares of Common Stock. All shares of Series A Preferred Stock tendered for conversion shall, from and after the Conversion Date, be deemed to have been retired and canceled and shall not be reissued as Series A Preferred Stock, and the Corporation may thereafter take such appropriate action as may be necessary to reduce accordingly the authorized number of shares of Series A Preferred Stock.

                  (e) Certain Definitions. As used in this Section 6, the follow-in terms shall have the following respective meanings:

                           "Consolidated Net Income" means, for any period, the
                  consolidated net income (or loss) of the Corporation and its subsidiaries determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

                  (i) any net income of any person acquired by the Corporation or a subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

                  (ii) any gain realized upon the sale or other disposition of any assets of the Corporation or any subsidiary (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain realized upon the sale or other disposition of any capital stock of any person;

                  (iii) extraordinary gains or losses (but only non-cash losses) and other non-recurring gains or losses (but only non-cash losses) not otherwise included in extraordinary gains (including the cumulative effect of any dispositions of assets or investments or changes in accounting principles).

                           "Cash Flow" for any period means the sum of
                  Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

                  (i) non-cash interest expenses, except, if pursuant to the terms of the agreement, document or instrument pursuant to which such non-cash interest expense is incurred by the Corporation, interest under any such agreement, document or instrument will be required to be paid in cash within two (2) years of the last day of the fiscal quarter in which such non-cash interest is incurred by the Corporation under GAAP;

                  (ii) depreciation and amortization expense of the Corporation and its subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period); and

                  (iii) all other non-cash charges of the Corporation and its subsidiaries for compensation to its employees and consultants (attributed to options, warrants and other equity instruments); and

                  (iv) all paid-in-kind dividends and other non-cash dividend or equity-related charges; in each case for such period determined in accordance with GAAP, except, if pursuant to the terms of the agreement, document or instrument pursuant to which any such paid-in-kind dividends, non-cash dividends or equity-related charges is incurred, accrued, or payable by the Corporation, dividends or equity-related charges under any such agreement, document or instrument will be required to be paid in cash within two (2) years of the last day of the fiscal quarter in which any such paid-in-kind dividends, non-cash dividends or equity-related charges are incurred, accrued or paid by the Corporation under GAAP.

                           "GAAP" means generally accepted accounting principles
                  set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

                           "Maximum Conversion Price" means initially $3.50 per
                  share, as appropriately adjusted for any adjustments for which the adjustment to the Conversion Price provided for in subsections 6(c)(ii),(iii), (iv) and (v) applies.

                           "Minimum Conversion Price" means initially $2.00 per
                  share, as appropriately adjusted for any adjustments for which the adjustment to the Conversion Price provided for in subsections 6(c)(ii),(iii), (iv) and (v) applies.

                                    7. Reservation of Common Stock Issuable Upon
                           Conversion. The Corporation shall at all times after the Initial Conversion Date reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock.

                                    8. Voting Rights. Except as set forth in
                           Section 9 below or as otherwise required under applicable law, the holder of each share of Series A Preferred Stock shall have no voting rights until the date (the "Initial Voting Rights Date") on which the Corporation's stockholders approve the voting rights provisions set forth in this Section 8 that are intended to be effective after the Initial Voting Rights Date. Within three (3) business days of the Initial Voting Rights Date, the Corporation shall provide written notice to the holders of record of the Series A Preferred Stock that such Initial Voting Rights Date has occurred. After the Initial Voting Rights Date, the holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and the Delaware General Corporation Law and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half or greater being rounded upward).

                                    9. Protective Provisions.

                  a So long as more than 20% of the designated shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law or the Corporation's Bylaws) of the holders of not less than 68.5% of the Series A Preferred Stock outstanding at such time, take any action that: (i) amends, modifies or repeals (whether by merger, consolidation, recapitalization or otherwise) any provision of the Corporation's Certificate of Incorporation or Bylaws or this Certificate of Designations in any manner which would alter or change any of the rights, prefer-emcees, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock or that otherwise detracts from the rights, powers and preferences and restrictions provided for the benefit of the Series A Preferred Stock,
         (ii) increases or decreases the authorized number of shares of Common Stock or preferred stock, (iii) authorizes, creates (by reclassification or otherwise) or issues any new class or series of capital stock or preferred stock (or any obligation or security convertible or exchangeable into or evidencing the right to purchase shares of any class or series of capital stock or preferred stock) ranking senior to or on parity with the Series A Preferred Stock in any respect, (iv) approves or authorizes or in any way results in the repurchase or redemption of, or the payment of dividends or the making of any distributions on, any stock or similar equity security of the Corporation or any security convertible or exchangeable, with or without consideration, into or for any stock or similar security, or any security carrying or representing any option, warrant or right to subscribe to or purchase any stock or similar security, or any such option, warrant or right of the Corporation (other than on the Series A Preferred Stock, and repurchases pursuant to the Corporation's employee benefit plans) (an "Equity Security"), (v) subjects the Corporation's assets to any mortgage, lien, security interest or encumbrance other than (a) any mortgage, lien, security interest or encumbrance imposed in connection with revolving credit facilities or sales of accounts receivable for cash at fair market value, in each case, as approved by the Corporation's Board of Directors, and (b) liens, mortgages, security interests or encumbrances arising in the ordinary course of the Corporation's business that do not materially impair the value of the assets they encumber, (vi) approves or authorizes or in any way results in the Corporation incurring any indebtedness for borrowed money in excess of $10,000,000 (subject to clauses (vii) and (viii) below, excluding indebtedness for borrowed money arising under the Credit Facilities and indebtedness for borrowed money arising in connection with revolving credit facilities approved by the Corporation's Board of Directors), (vii) approves or authorizes or in any way results in the Corporation (x) issuing any debt security or instrument representing debt of the Corporation (of any nature whatsoever) or any class or series of capital or preferred stock or any other security that is neither Common Stock nor convertible into nor exercisable or exchangeable for Common Stock (any of the foregoing, a "Non-Equity Security"), or (y) entering into, or becoming subject to, any agreement, arrangement or understanding of any kind resulting in, or with respect to, the Corporation's incurring indebtedness (other than payables or short-term liabilities incurred in the ordinary course of business) (any of the foregoing, a "Debt-Type Obligation"), or any combination of Non-Equity Securities and Debt-Type Obligations, in any single transaction or series of related transactions, with, in any such case, an aggregate annual interest rate, dividend rate or yield or any other type of coupon rate or yield, as set forth in any agreement, document or instrument governing such Non-Equity Securities and/or Debt-Type Obligations or pursuant to which any such Non-Equity Securities and/or Debt-Type Obligations is or are to be issued, incurred or created (any such agreement, document or instrument, the "Governing Instrument"), that is greater than or equal to LIBOR Plus 15 (as defined below), (viii) approves or authorizes or in any way results in the Corporation issuing any Non-Equity Securities or entering into or becoming subject to any Debt-Type Obligations, or any combination of Non-Equity Securities and Debt-Type Obligations, in any single transaction or series of related transactions, and the Governing Instrument(s) relating thereto provides for both (x) an aggregate annual interest rate, dividend rate or yield or any other type of coupon rate or yield, greater than or equal to LIBOR Plus 10 (as defined below) and (y) the issuance of, or right to receive, whether as a fee or otherwise, Equity Securities equal to, or convertible into or exercisable or exchangeable for an aggregate of, 1,000,000 or more shares of Common Stock or any other class or series of capital or preferred stock that is not a Non-Equity Security (as such 1,000,000 share threshold shall be proportionately adjusted for subdivisions or split-ups and the like of the Common Stock), or (ix) increases the size of the Corporation's Board of Directors to greater than ten directors. Notwithstanding the foregoing, the Corporation shall not take any action that would adversely affect one holder of Series A Preferred Stock, but not all holders of Series A Preferred Stock, without the consent of such adversely affected holder of Series A Preferred Stock.

                  b Certain Definitions. As used in this Section 9, the following terms shall have the following respective meanings:

                           "LIBOR" shall mean, as of any relevant date, a per
                  annum interest rate equal to the six-month LIBOR (London Interbank Offered Rate) Rate appearing in the Money Rates table of the Wall Street Journal published on such date in New York City, or if not published on such date, the date of publication immediately prior to such date. If the Wall Street Journal (i) publishes more than one such rate on any date of publication, the lower or lowest of such rates shall apply, or
                  (ii) publishes a retraction or correction of any such rate, the corrected rate reported in such retraction or correction shall apply.

                           "LIBOR Plus 15" shall mean LIBOR, plus 15% per annum.

                           "LIBOR Plus 10" shall mean LIBOR, plus 10% per annum.

                                    10. Preemptive Rights.

                  a Grant of Preemptive Rights. The Corporation will not sell or issue, or offer to issue, (i) any shares of capital stock or preferred stock of the Corporation, (ii) any securities convertible into or exercisable or exchangeable for capital stock or preferred stock of the Corporation, or (iii) options, warrants or rights carrying any rights to purchase or otherwise acquire capital stock or preferred stock of the Corporation, unless the Corporation first submits a written notice to each holder of Series A Preferred Stock identifying the terms of the proposed sale (including price, number or aggregate principal amount of securities and all other material terms), and offers to each holder of Series A Preferred Stock (each an "Offeree") the opportunity to purchase its Pro Rata Allotment (as hereinafter defined) of such securities to be sold or issued by the Corporation (subject to increase for over-allotment if some Offerees do not fully exercise their rights) on terms and conditions, including price, not less favorable than those on which the Corporation proposes to sell such securities to a third party or parties. Each Offeree's "Pro Rata Allotment" of such securities shall equal the product of (a) the number or amount of securities to be issued in the transaction, multiplied by (b) a fraction, the numerator of which equals the number of shares of Series A Preferred Stock owned by such Offeree and the denominator of which equals (x) all of the issued and outstanding shares of Series A Preferred Stock, multiplied by (y) 2; in each case as of the date of such written offer. The Corporation's offer pursuant to this Section 10 shall remain open and irrevocable for a period of thirty (30) days following actual receipt by the Offerees of such written notice, and an Offeree may elect to purchase such securities so offered by giving written notice thereof to the Corporation within such 30-day period, including therein the maximum number of shares of capital stock or other securities of the Corporation which the Offeree wishes to purchase, including the amount it would purchase if one or more other Offerees do not elect to purchase hereunder, with the rights of electing Offerees to purchase such additional amounts to be based upon the relative holdings of shares of Common Stock (determined as aforesaid) of the electing Offerees in the case of over-subscription. Any securities so offered which are not purchased by the Offerees pursuant to such offer may be sold by the Corporation, but only on the terms and conditions set forth in the initial offer, at any time within sixty (60) days following the termination of the above-referenced 30-day period, but may not be sold to any other Person or on terms and conditions, including price, that are more favorable to the purchaser than those set forth in such offer or after such 60-day period without renewed compliance with this Section 10.

                  b Exceptions to Preemptive Rights. Notwithstanding the provisions of paragraph (a) above, the right to receive notice and purchase securities granted under Section 10(a) shall be inapplicable with respect to (i) any issuance of securities by the Corporation to employees, officers, consultants or directors by the Corporation pursuant to the Corporation's employee benefit plans in the ordinary course of business, (ii) any issuance of securities by the Corporation pursuant to the conversion of any securities of the Corporation issued and outstanding as of March 20, 2001, including the Series A Preferred Stock, (iii) underwritten public offerings of any such securities, (iv) issuances of Common Stock under the private equity-line financing arrangement with Paul Revere Capital Partners, Ltd. ("Paul Revere") pursuant to the Common Stock Purchase Agreement, dated March 6, 2001, by and between the Corporation and Paul Revere, (v) issuances as part of revolving credit facilities (including as payment of interest or fees), (vi) any issuance in connection with acquisitions of other entities or businesses by the Corporation, (vii) any issuance of

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
         securities by the Corporation to business partners, in transactions approved by the Board of Directors of the Corporation, the principal objective of which is other than raising capital, and (viii) any issuance of Series A Preferred Stock at the Class 2 Closing.

                                    11. Severability of Provisions. If any
                           voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in the Certificate is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting power, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect and no voting powers, preferences and relative, participating, optional or other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

                                    12. General Provisions.

                  a The term "outstanding", when used with reference to share of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary.

                  b The headings of the sections, subsections, clauses and subclauses of this Certificate are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

                  c Reporting Status. For so long as 5% or more of the currently authorized shares of Series A Preferred Stock remain outstanding, the Corporation shall timely file all reports required to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act, and the Corporation shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination. The Corporation currently meets, and, so long as 5% or more of the currently authorized shares of Series A Preferred Stock remain outstanding, will take reasonable action to continue to meet, the "registrant eligibility" requirements set forth in the general instructions to Form S-3 under the Securities Act.

                  (d) Non-Contravention of Series A Junior Participating Preferred Stock. Notwithstanding anything in this Certificate of Designations, Preferences and Rights of Series A 8% Convertible Preferred Stock (including, without limitation, the provisions of Section 9 hereof) to the contrary, nothing herein shall limit, prohibit or impair the Corporation's right to issue shares of its Series A Junior Participating Preferred Stock in accordance with the Rights Agreement, dated as of February 22, 2000, between the Corporation and First Union National Bank, as amended pursuant to Amendment No. 1 to the Rights Agreement, dated September 28, 2000. Any such shares of Series A Junior Participating Preferred Stock shall be Junior Securities.

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         IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 20th day of March, 2001.

                                   By:    /s/ Thomas J. Reddin
                                       -----------------------------------
                                   Name:    Thomas J. Reddin
                                   Title:  Senior Vice President and Chief
                                           Operating Officer

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